Exhibit 5.1

[Gardere Letterhead]

June 8, 2007

DG FastChannel, Inc.
750 John Carpenter Freeway, Suite 700
Irving, Texas 75039

Ladies and Gentlemen:

        We have acted as counsel to DG FastChannel, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission for the purpose of registering certain shares of the Company's common stock, par value $0.001 (the "Shares"), under the Securities Act of 1933, as amended. The Shares are to be issued to stockholders of Point.360, a California corporation ("Point.360"), in connection with the proposed tender offer and merger involving the Company and Point.360 as specified in that Agreement and Plan of Merger and Reorganization, dated April 16, 2007 (the "Agreement"), by and among the Company, Point.360 and New 360, pursuant to which Point.360 would become a wholly owned subsidiary of the Company, or merge with and into the Company.

        In connection with this opinion letter, we have reviewed and are familiar with the Company's Certificate of Incorporation and By-laws and such other records and agreements of the Company, certificates or public officials, certificates of officers or other representatives of the Company, and other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

        In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. As to various facts material to this opinion letter, we have relied upon statements and representations of the Company and its officers and other representatives and of public officials, set forth in certificates delivered to us, without independently verifying the accuracy of the information contained therein.

        Based upon the foregoing and subject to the assumptions stated herein, it is our opinion that the issuance of the Shares has been duly authorized and, if and when the transactions contemplated by the Agreement are consummated, the Shares will be validly issued, fully paid and non-assessable when issued to stockholders of Point.360 in accordance with all of the terms and conditions of the Agreement.

        The opinion herein is also subject to the following exceptions, limitations and qualifications:

        A.    The opinion expressed herein is limited to the corporate laws of the State of Delaware, and we assume no responsibility as to the applicability or the effect of any other laws or regulations.

        B.    This opinion letter is as of the date hereof, and we undertake no obligation, and expressly disclaim any obligation, to advise the Company or any other person or entity of any change in any matter set forth herein.

        C.    This opinion letter is limited to the matters expressly stated, and no opinion other than upon the matters so expressly stated is implied or may be inferred.

        This opinion is delivered to the Company solely for use in connection with the Registration Statement and may not be used or relied upon for any other purpose.

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference made to us in the Registration Statement and the joint proxy statement/prospectus forming a part thereof under the caption "Legal Matters." In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

Respectfully submitted,
GARDERE WYNNE SEWELL LLP

By:	/s/ DAVID R. EARHART David R. Earhart, Partner